Exhibit 10.1

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), entered into effective June 9, 2011, is between Novellus Systems, Inc., a California corporation (the “Company”), and Richard S. Hill (“Executive”) (collectively, “the parties”).

RECITALS

1. Executive has been employed by the Company and is currently serving as the Chairman and Chief Executive Officer.

2. The Company desires to continue to employ Executive and to assure itself of the continued services of Executive for the term of this Agreement, and Executive desires to be employed by the Company for such period, upon the following terms and conditions.

3. The Company and Employee have previously entered into a restated Employment Agreement, dated as of July 24, 2008 (the “2008 Employment Agreement”), and now desire to amend and restate in its entirety the 2008 Employment Agreement with this Agreement to adjust the Executive’s annual base salary effective January 1, 2011, to clarify the terms of the 2008 Employment Agreement relating to the provision of certain supplemental retirement benefits to Executive and to make certain other technical revisions.

AGREEMENT

ACCORDINGLY, the parties agree as follows:

1. Period of Employment

(a) Basic Term. The Company shall continue to employ Executive to render services to the Company in the position and with the duties and responsibilities described in Section 2 from the date of this Agreement through December 31, 2012 (the “Term Date”, and such initial period of continued employment under the Agreement, the “Basic Term”), unless Executive’s employment is terminated sooner in accordance with Section 4 below.

(b) Renewal. The term and provisions of this Agreement shall automatically extend for additional two-year periods if Executive remains employed on and after December 31 of each year during the Basic Term, unless either party notifies the other in writing to the contrary at least three (3) months prior to the applicable December 31 date that it, or he, does not want the term to so extend. Renewal extends the Term Date.

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2. Position, Duties, Responsibilities

(a) Position. Executive is employed by the Company to render services to the Company in the position of Chairman and Chief Executive Officer and shall perform all services appropriate to that position, as well as such other services as may reasonably be assigned by the Company. Executive shall devote his best efforts and full-time attention to the performance of his duties. Executive shall report to the Board of Directors of the Company.

(b) Other Activities. Except upon the prior written consent of the Company, Executive will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Notwithstanding the foregoing, while the Company does not request Executive’s service on the boards of directors of other corporations, the Company does not, in principle, object to such service where Executive would have no conflict of interest with duties owed to the Company.

(c) Proprietary Information. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of the Company, or any Affiliate, in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company, or any Affiliate. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Executive should consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(d) General Restrictions on Use. During the time that he is employed by the Company, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of the Company and as is necessary to carry out his responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by the Company. The publication of any Proprietary

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Information through literature or speeches must be approved in advance in writing by the Company.

3. Compensation. In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

(a) Base Salary and Bonus Eligibility. The Company shall pay Executive a base annual salary of $913,120, payable bi-weekly, effective as of January 1, 2011. Executive’s salary will be reviewed from time to time in accordance with the Company’s established procedures for adjusting salaries for similarly situated employees. Executive shall also be eligible to participate in the Company’s executive bonus plan, as already established by the Company, and as may be amended from time to time in the Company’s sole discretion.

(b) Employee Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans, and to receive perquisites of employment, as established by the Company, and as may be amended from time to time in the Company’s sole discretion at least equal to those provided to other Company officers.

(c) Tax Withholding. The Company shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

4. Termination of Employment.

(a) Termination By Death. Executive’s employment shall terminate automatically upon the death of Executive. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing, and shall continue to pay Executive’s salary and benefits, bi-weekly, through the second full month after Executive’s death. Following Executive’s death, his outstanding stock option, restricted stock, and restricted stock unit awards shall be settled in accordance with the terms of the Company’s stock incentive plan and the applicable award agreements. Except as set forth in this Section 4(a), the Company shall have no further obligations under this Agreement following the termination of Executive’s employment as a result of his death. Nothing in this Section shall affect any entitlement of Executive’s heirs or designated beneficiaries to the benefits of any life insurance plan or other applicable benefits. If Executive’s employment with the Company terminates as a result of his death, the supplemental retirement benefits described in Section 4(e) shall be paid to Executive’s estate.

(b) Termination By Disability. If, in the sole opinion of the Company, (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of

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not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees, then Executive will be considered to be “disabled” for purposes of this Agreement, and, to the extent permitted by law, the Company may relieve Executive of his duties as Chief Executive Officer and Chairman. In such event, the Company shall pay to Executive all compensation to which Executive is entitled up through the last day of the month in which the 180th day of his disability occurs. If the Company determines that Executive continues to be disabled and is unable to return to employment on the last day of the month in which such 180-day period ends, then Executive’s employment with the Company shall terminate on such date. Upon such termination of Executive’s employment with the Company pursuant to the provisions of this Section 4(b), Executive shall receive the supplemental retirement benefits described in Section 4(e) below, and his outstanding stock option, restricted stock, and restricted stock unit awards shall be settled in accordance with the terms of the Company’s stock incentive plan and the applicable award agreements Nothing in this Section shall affect Executive’s rights under any disability plan in which he is a participant at the time his disability arises.

(c) Termination By Company Not For Cause. At any time, the Company may terminate Executive’s employment with the Company for any reason by providing Executive ninety (90) days’ advance written notice, provided that Executive shall, in addition to all compensation due and owing through the last day actually worked, receive the following:

(i) A supplemental retirement payment equal to 60 times Executive’s highest base monthly salary paid during his employment increased by an additional amount equal to the positive difference (if any) between (1) the cash surrender value of the policy of life insurance issued by Sun Life Insurance Company and maintained by the Company with respect to Executive, determined as of the date on which Executive’s termination is effective, and (2) the foregoing supplemental retirement benefit. Executive’s aggregate supplemental retirement benefit, inclusive of the additional amount described above shall be payable in a single lump sum payment within thirty (30) days following his date of termination, subject to Section 8(b) below.

(ii) Payment of Executive’s share of health insurance premiums for Executive and his qualified dependents, in accordance with the Company’s existing officer retirement health benefit program, as evidenced by the July 2005 Board of Directors’ Resolution regarding Officers’ Retirement Medical and Dental Coverage without regard to age or length of service limitations therein.

(iii) Executive’s stock options shall continue to vest during the two (2) year period following his termination of employment (the “Severance

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Period”). Executive shall not be required to exercise such options until three (3) years following the end of the Severance Period; provided, however, that in no event will the exercise period of each stock option described in this paragraph extend beyond its original term. Each applicable stock option award agreement shall be considered amended to include the foregoing provisions.

(iv) Executive’s restricted stock and restricted stock unit awards shall immediately vest on the date his termination becomes effective and shall be settled in accordance with the terms of the Company’s stock incentive plan and the applicable award agreements.

(v) The amount of any payment provided for in this Section 4(c) shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer during the Severance Period so long as Executive does not violate the provisions of Section 5(d) below.

(vi) The supplemental retirement benefits described in this Section 4(c) shall be conditioned upon Executive’s continued observance of the obligations described in Section 5(d) throughout the Severance Period. Should Executive engage in or pursue any of the activities described in Section 5(d) at any time during the Severance Period, all supplemental retirement benefits described in this Section 4(d) shall cease.

(d) Termination By Company For Cause. At any time, and without prior notice, the Company may terminate Executive’s employment for Cause (as defined below). The Company shall pay Executive all compensation then due and owing; thereafter, all of the Company’s obligations under this Agreement shall cease. Termination for “Cause” shall mean termination of Executive’s employment because of Executive’s (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, a felony; (iii) willful material breach of this Agreement; (iv) willful and continued failure to substantially perform his duties under this Agreement, provided, however, that if such Cause is reasonably curable, the Company shall not terminate Executive’s employment hereunder unless the Company first gives notice of its intention to terminate and the grounds of such termination, and Executive has not within ninety (90) days following receipt of this notice, cured such Cause.

(e) By Executive Not for Cause. At any time, Executive may terminate his employment with the Company for any reason, with or without cause, by providing the Company ninety (90) days’ advance written notice. The Company shall have the option, in its complete discretion, to make termination of Executive’s employment effective at any time prior to the end of such notice period, provided the Company pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period.

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Thereafter, the Company shall have no further obligations under this Agreement, except as otherwise provided for in this Section 4(e). In the event Executive terminates his employment pursuant to this Section 4(e), the Company shall pay for Executive’s share of health insurance premiums for Executive and his qualified dependents, in accordance with the Company’s existing officer retirement health benefit program, as evidenced by the Company’s July 2005 Board of Directors’ Resolution regarding Officers’ Retirement Medical and Dental Coverage, without regard to age or length of service limitations therein.

Upon his termination of employment with the Company under this Section 4(e), Executive shall be entitled to the supplemental retirement benefits in recognition of his service to the Company as described below, provided Executive agrees to and does refrain from further employment as an executive and/or member of the board of directors of any company competing with the Company. The supplemental retirement benefit shall consist of an amount equal to 60 times Executive’s highest base monthly salary paid during his employment. In addition, the foregoing supplemental retirement benefit shall be increased by an additional amount equal to the positive difference (if any) between (1) the cash surrender value of the policy of life insurance issued by Sun Life Insurance Company and maintained by the Company with respect to Executive, determined as of the date on which Executive’s termination is effective, and (2) the foregoing supplemental retirement benefit. Executive’s aggregate supplemental retirement benefit, inclusive of the additional amount described above, shall be payable in the form of a single lump sum within thirty (30) days following Executive’s termination of employment under this Section 4(e), subject to Section 8(b) below.

The supplemental retirement benefits described in this Section 4(e) shall be conditioned upon Executive’s continued observance of the obligations described in Section 5(d) throughout a two year period following his termination. Should Executive engage in or pursue any of the activities described in Section 5(d) at any time during two years following his termination, all severance benefits described in this Section 4(e) shall cease.

In the event Executive becomes eligible to terminate his employment for Good Reason under Section 4(f) as a result of a Change in Control, his entitlement to and amount of severance and related benefits, if any, shall be governed exclusively by Section 4(f) if he terminates employment during the two (2) year period commencing on the date of the Change in Control. From and after the expiration of such period, Executive’s entitlement to severance and related benefits shall be as determined under this Section 4, based on then-prevailing facts and circumstances.

(f) By Executive for Good Reason. Executive may terminate, without liability, his employment with the Company for Good Reason (as defined below), provided Executive gives the Company ninety (90) days’ advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, the Company shall have an opportunity to correct the

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condition constituting Good Reason. If the condition is remedied within this period, Executive’s notice to terminate shall be rescinded automatically; if not remedied, termination of the Executive’s employment shall become effective upon expiration of the above notice period. In this event, the Company shall pay Executive all compensation due and owing through the last day actually worked including any accrued but unused vacation. The Company shall also have the option, in its complete discretion, to make termination effective at any time prior to the end of the notice period, provided that the Company pays Executive all compensation due and owing through the balance of the notice period (not to exceed ninety (90) days). Executive shall be entitled to exercise his right to terminate this Agreement for Good Reason only if he gives the required notice not more than two (2) years after the occurrence of the event that is the basis for the Good Reason. If Executive terminates his employment with the Company for Good Reason pursuant to the provisions of this Section 4(f), Executive shall receive the supplemental retirement benefits described in and pursuant to the terms of subparagraphs 4(c)(i)-(vi) above.

Termination shall be for “Good Reason” if Executive voluntarily resigns following: (i) a change in Executive’s position with the Company which materially reduces Executive’s level of responsibility; (ii) a relocation of Executive’s principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without Executive’s consent; (iii) a reduction in base compensation; (iv) a reduction in targeted bonus; or (v) any reduction in bonus payments not permitted by this Employment Agreement.

If the Company undergoes a Change in Control (as defined below) and Executive accepts a position with the Company or its successor, as applicable, other than Chairman and Chief Executive Officer, Executive will have the right to terminate his employment, and it will be considered to be for Good Reason, at any time within the period starting on the date the Change in Control occurs and ending on the second anniversary of the Change in Control upon which termination, the supplemental retirement benefits described in subparagraphs 4(c)(i)-(vi) above will become payable in accordance with the terms of such subparagraphs; provided however, that notwithstanding subparagraphs 4(c)(iii) and (iv) above, in the event Executive terminates his employment under the circumstances described in this paragraph, any unvested stock options, restricted stock or similar awards (including any restricted stock unit awards) held by Executive on the date of termination shall immediately vest and become exercisable, be released from any applicable restrictions on transfer or repurchase rights, and/or immediately vest and be settled. For this purpose, “Change in Control” shall mean:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

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(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(iii) approval by the Company’s shareholders of any plan or proposal for the complete liquidation or dissolution of the Company; or

(iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

Notwithstanding any provision herein to the contrary, no payments of amounts that are subject to Section 409A of the Code shall be triggered by any Change in Control that would not be deemed to constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” as defined in Section 409A of the Code and its related Treasury regulations.

If any payment or benefit which Executive would receive pursuant to a Change in Control from the Company or otherwise (collectively, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive will be entitled to receive either (A) the full amount of the Payments; or (B) a portion of the Payments having a value equal to one dollar ($1.00) less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code) (the “Safe Harbor Amount”), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greater portion of the Payments. If a reduction in the Payments is necessary, such reduction shall occur in the following order: reduction in cash payments; cancellation of accelerated vesting of stock awards; reduction in employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards. Any determination required under this provision shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and Executive. All fees and expenses of the Accountants shall be borne solely by the Company. For purposes of making any calculation required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

5. Termination Obligations

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(a) Return of Company’s Property. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

(b) Representations and Warranties Survive Termination of Employment. The representations and warranties contained herein, except Executive’s obligations under Section 2(b), shall survive termination of Executive’s employment and expiration of this Agreement.

(c) Cooperation in Pending Work. Following any termination of Executive’s employment, Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company.

(d) Noncompetition. Executive acknowledges and agrees that during his employment with the Company, he has had access to confidential information and the activities forbidden by this subsection would necessarily involve the improper use and disclosure of this confidential information. To forestall this use or disclosure, Executive agrees that during the Severance Period described in Section 4(c), Executive shall not, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by the Company (of any Affiliate); or (iii) engage in any business activity that is competitive with the Company (of any Affiliate) in any state where the Company conducts its business, unless Executive can prove that any of the above actions was done without the use of confidential information. In addition to the above restrictions on noncompetitive activity, and regardless of whether any use of confidential information is involved, Executive agrees that during the Severance Period Executive shall not, directly or indirectly, (i) solicit any customer of the Company (or any Affiliate) known to Executive (while he was employed by the Company) to have been a customer with respect to products or services competitive with products or services offered by the Company; or (ii) solicit for employment any person employed by the Company (or any Affiliate).

6. Alternative Dispute Resolution

The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne by the Company. In the event mediation is

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unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration. The claims covered by this Agreement (“Arbitrable Claims”) include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

Claims Executive may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party’s right to obtain provisional remedies or interim relief from a court of competent jurisdiction.

Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. The Company and Executive agree that arbitration shall be held in or near Santa Clara County, California, and shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, before an arbitrator licensed to practice law in the State of California. The arbitrator shall have authority to award or grant both legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to Alternative Dispute Resolution. The costs of the arbitrator shall be borne by the Company.

This Agreement to mediate and arbitrate survives termination of Executive’s employment.

7. Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company:

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

Attn: Corporate Secretary

with a copy to:

Morrison & Foerster LLP

425 Market Street

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San Francisco, CA 94105

Attn: Brandon Parris, Esq.

and to Executive at:

Mr. Richard Hill

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

with a copy to:

Manatt, Phelps & Phillips, LLP

1001 Page Mill Road, Bldg. 2

Palo Alto, CA 94304

Attn: David W. Herbst

Executive and the Company shall be obligated to notify the other party of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

8. Tax Provisions

(a) Notwithstanding any other provision of this Agreement whatsoever, the Company shall have the right, after consulting with and securing the approval of Executive, to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service such that the severance and other benefits provided under this Agreement shall not trigger the additional tax, interest, and any related penalties imposed by Section 409A(l)(B) of the Code. Notwithstanding any contrary provision herein, Executive’s termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits which is nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and Executive’s termination of employment shall be deemed to have occurred for such purposes upon the occurrence of any event that is a “separation from service” within the meaning of Section 409A of the Code even if Executive continues in employment with the Company in some capacity. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” as so defined.

(b) The Company shall delay the payment of any benefits payable under this Agreement as required to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which

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Executive would otherwise be entitled during the six (6) month period immediately following his termination of employment shall instead be accumulated through and paid or provided, together with interest at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on his termination of employment, on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death.

(c) The continued benefits provided under Sections 4(b), 4(c)(ii), 4(e), and 4(f) that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations (and any successor thereto). To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (i) the amount of in-kind benefits provided, during any calendar year shall not affect the amount of in-kind benefits to be provided, during any other calendar year; and (ii) the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) A scheduled payment to be made to Executive under this Agreement may be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code; provided, however, that (i) any such payment that is delayed under this provisions shall be credited with interest at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code until such time as it is made to Executive, and (ii) any such delay shall be effected in accordance with the requirements of Section 1.409A-2(b)(7)(i) of the Treasury regulations.

9. Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. Except for any stock option agreements and any other agreements evidencing a loan or trust from the Company to Executive (including but not limited to the two loan agreements between Executive and the Company dated July 3, 1997 and July 31, 1997, and the agreement evidencing the creation of a trust for the benefit of Executive dated May 26, 1994), this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

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10. Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. Assignment; Successors and Assigns

Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a Change in Control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

12. Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

13. Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

14. Acknowledgment of Parties

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are

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fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

15. Date of Agreement

The parties have duly executed this Agreement as of the date first written above.

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/s/ Richard S. Hill
Richard Hill

NOVELLUS SYSTEMS, INC.

By:	/s/ Andrew Gottlieb
Name: Andrew Gottlieb
Title: Vice President and General Counsel